Summary of Contract of Principle Secured Loan Agreement

Lender:	Nanjing City Commercial Bank

Borrower:	Goldenway Nanjing Garments Co., ltd.

Amount:	Authorized amount up to $6.41 million

Maturity:	within 24 months

Interest:	0.4875% per month

Security:	Secured by land and the completed constructions of new facilities

Executed:	August 15, 2006